Exhibit 10.19
EXCHANGE AGREEMENT
     THIS EXCHANGE AGREEMENT (“Agreement”) is made effective as of the 26 day of June, 2007, by and between ONE EARTH ENERGY, LLC, an Illinois limited liability company, (“Buyers”) and ALLIANCE GRAIN CO., an Illinois corporation (“Sellers”).
     WHEREAS, Buyers own real estate located in the City of Gibson City, Ford County, Illinois, described on Exhibit “A” (the “Relinquished Property”) attached hereto and by this reference incorporated herein; and
     WHEREAS, Sellers own real estate located in City of Gibson City, Ford County, Illinois, described on Exhibit “B” (the “Replacement Property”) attached hereto and by this reference incorporated herein; and
     WHEREAS, Buyers desire to exchange their interest in the Relinquished Property in exchange for Sellers’ interest in the Replacement Property; and
     WHEREAS, Sellers desire to exchange their interest in the Replacement Property in exchange for Buyers’ interest in the Relinquished Property plus the sum of two thousand one hundred twelve dollars ($2,112.00).
     NOW THEREFORE, in consideration of the mutual covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Sellers and Buyers hereby agree as follows:
     1. Sellers’ Conveyance of Interest in the Replacement Property to Buyers. Simultaneous with the conveyance referred to in Section 2 below, Sellers shall convey to Buyers their interest in the Replacement Property, together with and subject to each and every access-way, right-of-way, easement and privilege appurtenant thereto for purposes of construction, easement and right of way of an ethanol plant.
     2. Buyers’ Conveyance of Interest in Relinquished Property to Sellers. Simultaneous with the conveyance referred to in Section 1 above, Buyers shall convey to Sellers their interest in the Relinquished Property, together with and subject to each and every access-way, right-of-way, easement and privilege appurtenant thereto. In addition to the conveyance of the Relinquished Property, Buyers shall also pay Sellers the sum of two thousand one hundred twelve dollars ($2,112.00). Sellers hereby acknowledge and agree that receipt of such funds will be considered taxable “boot.”
     3. Allocation of Values. For purposes of this transaction, the parties are valuing the Relinquished Property and the Replacement Property as follows:

Parcel	Valuation
Relinquished Property	$32,128.00

Replacement Property	$34,240.00
     4. Real Estate Taxes; Closing Costs. Both parties agree to pay all property taxes, special assessments and any other taxes imposed upon their real estate, which shall be due and payable as of the closing date. Both parties further agree to credit the other party for any property taxes or any other tax imposed and accruing upon their real estate, but not payable until after closing. Buyers shall pay for the costs of the transfer tax and recording fees for the deeds in addition to any other closing costs associated with this transaction.
     5. Condition of Title. Each party shall, on the Closing Date, transfer and convey to the other party by good and sufficient General Warranty Deed, good and marketable title, free and clear of all liens and encumbrances, except for the following: municipal and zoning ordinances; recorded building and use restrictions and covenants (provided the use is not unduly prevented or restricted); recorded easements for public utilities serving the respective properties; and general real estate taxes not yet due and payable.
     6. Mortgage. Each party hereby acknowledges that the Replacement and/or the Relinquished property may be subject to a mortgage on the Closing Date. Each party shall obtain a release of any such mortgage on the Replacement and/or Relinquished property and record and provide such release to the other party within fifteen (15) days after the Closing Date. The obligations under this Section shall survive the Closing Date.
     7. Closing Date; Possession. This transaction is to be closed as soon as possible and at a place, date and time to be agreed upon by the parties (the “Closing Date”). Full possession of the Relinquished Property and Replacement Property shall be delivered to the respective parties on the Closing Date.
     8. Remedies. If either party commits a material breach of this Agreement, the other party shall be entitled to exercise any remedies available under this Agreement, or any remedies available at law or in equity.
     9. Time of Essence. Time is of the essence with respect to all dates set forth in this Agreement; PROVIDED, HOWEVER, that in the event that either party hereto shall be delayed or hindered in or prevented from the performance of any act required hereunder by reason of riots, insurrection, war, fire, weather or acts of God, or by reason of any cause beyond the exclusive and reasonable control of the party delayed in performing work or doing acts required under the terms of this Agreement, then performance of such act shall be excused for the period of the delay and the period for the performance of any such act shall be extended for a period equivalent to the period of such delay.

     10. Intent of Parties. It is the intent of Buyers that this transaction be treated as a tax-deferred exchange under Internal Revenue Code Section 1031. Sellers shall cooperate in all reasonable respects with Buyers in order to effect this exchange; provided, however, that (a) neither party warrants or shall be responsible for any of the tax consequences to the other party with respect to the transactions contemplated hereunder; and (b) neither party shall be required to incur any additional cost, expense or liability, except as otherwise provided in this Agreement, as a result of any exchange.
     11. Amendments. This Agreement sets forth the entire understanding of the parties and supersedes any prior agreements, oral or written, as to the subject matter hereof. This Agreement may be amended or modified only by a written instrument executed by the parties hereto.
     12. Construction. The parties to this Agreement acknowledge and agree that this Agreement represents a negotiated agreement, having been drafted, negotiated and agreed upon by the parties and their legal counsel. Therefore, the parties agree that the fact that one party or the other may have been primarily responsible for drafting or editing this Agreement shall not, in any dispute over the terms of this Agreement, be held or interpreted against such party.

SELLERS:		BUYERS:

	ALLIANCE GRAIN CO.		ONE EARTH ENERGY, LLC

By:	/s/Robert Landau	By:	/s/Steven Kelly

Its:	President	Its:	President

STATE OF ILLINOIS	)
	)	ss.
COUNTY OF Ford	)

     This instrument was acknowledged before me on the 27 day of June, 2007, by Steven Kelly, as President of One Earth Energy, LLC.
[Notary Seal]
“OFFICIAL SEAL”
JOY D. BOYCE
NOTARY PUBLIC –STATE OF ILLINOIS
MY COMMISSION EXPIRES: 04/05/10

/s/Joy D. Boyce
Notary Public In and For the State of Illinois
My Commission Expires: 04/05/10

STATE OF ILLINOIS	)
	)	ss.
COUNTY OF Ford	)

     This instrument was acknowledged before me on the 27 day of June, 2007 by Robert Landau , as President of Alliance Grain Company.
[Notary Seal]
“OFFICIAL SEAL”
JOY D. BOYCE
NOTARY PUBLIC –STATE OF ILLINOIS
MY COMMISSION EXPIRES: 04/05/10

/s/Joy D. Boyce
Notary Public In and For the State of Illinois
My Commission Expires: 04/05/10

EXHIBIT “A”
RELINQUISHED PROPERTY
A part of Lot 2 in the First Addition to Jordan Industrial Park Subdivision in the City of Gibson City, Ford County, Illinois according to the Plat recorded as Document No. 205053 in the Ford County Recorder’s Office, more particularly described as follows:
Beginning at the Southeast Corner of said Lot 2 being a point on the North Right-of-Way Line of Illinois Route 9. From said Point of Beginning, thence northwest 26.26 feet along the South Line of said Lot 2 to the Southeast Corner of a Parcel of Land Conveyed by Deed recorded as Document No. 216831 in said Recorder’s Office; thence north 210.58 feet along the East Line of said Parcel which forms an angle to the left of 93-33’-30” with the last described course to the Northeast Corner thereof; thence west 449.44 feet along the North Line of said Parcel and the North Line of a Parcel of Land Conveyed by Deed recorded as Document No. 215689 in said Recorder’s Office which lines form an angle to the left of 270-56’-03” with the last described course to the Northwest Corner of said Parcel recorded as Document No. 215689; thence north 399.53 feet along the West Line of Said Lot 2 which forms an angle to the left of 90-00’-00” with the last described course to the Southwest Corner of Outlot 5 in said First Addition; thence east 50.00 feet along the South Line of said Outlot 5 which forms an angle to the left of 90-00’-00” with the last described course to the Southeast Corner thereof; thence north 50.00 feet along the East Line of said Outlot 5 which forms an angle to the left of 270-00’-00” with the last described course to the Northeast Corner thereof, said Northeast Corner being on the North Line of said Lot 2; thence east 432.96 feet along the North Line of said Lot 2 which forms an angle to the left of 90-00’-00” with the last described course to the Northeast Corner thereof; thence south 662.20 feet along the East Line of said Lot 2 which forms an angle to the left of 89-03’-57” with the last described course to the Point of Beginning, containing 5.02 acres, more or less.

EXHIBIT “B”
REPLACEMENT PROPERTY
A part of a Tract of Land conveyed by Warranty Deed recorded January 27, 2005 as Document No. 231777 in the Ford County Recorder’s Office being a part of Lot 4 in the First Addition to Jordan Industrial Park Subdivision in the City of Gibson City, Ford County, Illinois according to the Plat recorded as Document No. 205053 in the Ford County Recorder’s Office, more particularly described as follows:
Beginning at a point on the North Line of said Lot 4 lying 100.00 feet west of the Northeast Corner thereof, said point being the Northwest Corner of a Tract of Land conveyed to Bloomer Line Railroad according to the Deed recorded as Document No. 217701 in said Recorder’s Office. From said Point of Beginning, thence west 551.97 feet along the North Line of said Lot 4 to the point of intersection with the Northerly Extension of the West Line of Lot 3 in said First Addition; thence south 599.81 feet along said Northerly Extension which forms an angle to the right of 90°-56’-03” with the last described course to the Northwest Corner of said Lot 3 being a point on the South Line of said Lot 4; thence east 60.00 feet along the South Line of said Lot 4 which forms an angle to the right of 89°-03’-55” with the last described course; thence north 200.00 feet along a line which is parallel with the West Line of said Tract conveyed by Document No. 217701 and which forms an angle to the right of 90°-23’-11” with the last described course; thence east 497.71 feet along a line which is parallel with the South Line of said Lot 4 and which forms an angle to the right of 269°-36’-49” with the last described course to a point on the West Line of said Tract conveyed by Document No. 217701 lying 200.00 feet north of the Southwest Corner thereof; thence north 399.74 feet along the West Line of said Tract which forms an angle to the right of 90°-23’-11” with the last described course to the Point of Beginning, containing 5.354 acres, more or less.